Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2007 Third Quarter Results

Oxford, CT — February 8, 2007 — RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the third quarter ended December 30, 2006.

Third Quarter Highlights

	Q3 Fiscal 2007		Q3 Fiscal 2006		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$76.5		$67.4		13.6%
Gross margin	$24.5		$20.4		20.5%
Gross margin %	32.1%		30.2%
Operating income	$14.3	$13.8	$10.8	$10.9	32.9%	27.5%
Net income	$9.4	$8.2	$5.1	$5.1	83.5%	60.2%
Diluted EPS	$0.44	$0.38	$0.29	$0.29	51.7%	31.0%

(1)             Results exclude items listed in reconciliation below.

“We achieved strong performance this quarter as we continued to experience increased demand from many of our end markets”, said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer.  “During the third quarter, our business performed very well and showed significant improvements in gross margin, operating income, net income and free cash flow. We are pleased with the progress in these areas which is the result of many years of effort to improve our manufacturing operations, expand our product offering, and improve our market penetration.  I believe that today the Company is showing excellent momentum in all these areas as we enter our last fiscal quarter.”

Third Quarter Results

Net sales for the third quarter of fiscal 2007 were $76.5 million, an increase of 13.6% from $67.4 million in the third quarter of fiscal 2006. Gross margin for the third quarter rose 20.5% to $24.5 million compared to $20.4 million for the same period last year. Gross margin as a percentage of net sales improved to 32.1% in the third quarter of fiscal 2007 compared to 30.2% for the same period last year.

Operating income increased 32.9% to $14.3 million for the third quarter of fiscal 2007 compared to $10.8 million for the same period last year. Operating income as a percentage of net sales was 18.7% for the third quarter of fiscal 2007 compared to 16.0% for the same period last year. Operating income excluding stock compensation expense, Nice facility consolidation expense, gain on the sale of  Nice building, and disposal of fixed assets was $13.8 million, an increase of 27.5% compared to adjusted operating income for the same period last year.  As a percentage of net sales, operating income excluding these charges was 18.1% compared to 16.1% for the same adjusted period last year.

Interest expense, net for the third quarter of fiscal 2007 was $1.2 million, a decrease of $1.8 million, from $3.0 million for the same period last year.

For the third quarter of fiscal 2007, the Company reported net income of $9.4 million compared to $5.1 million in the same period last year.  Net income excluding the after tax impact of stock compensation expense, Nice facility consolidation expense, gain on the sale of the Nice building, disposal of fixed assets, and the CDSOA payment increased 60.2% to $8.2 million compared to $5.1 million for the same adjusted period last year.

Nine Month Results

Net sales for the nine month period ended December 30, 2006 were $225.0 million, an increase of 13.2% from $198.8 million for the nine month period ended December 31, 2005.  Gross margin rose 20.0% to $71.6 million compared to $59.6 million for the same nine month period last year.  Gross margin as a percentage of net sales improved to 31.8% for the first nine months of fiscal 2007 compared to 30.0% for the same period last year.

For the nine month period ended December 30, 2006, the Company reported operating income of $40.4 million compared to $26.3 million for the same period last year.  Operating income excluding stock compensation expense, Nice facility consolidation expense, gain on the sale of the Nice building and disposal of fixed assets increased 27.4% to $40.6 million for the nine months ended December 30, 2006 compared to $31.9 million for the comparable adjusted period last year.  Operating income as a percentage of sales excluding these charges was 18.1% for the first nine months of fiscal 2007 compared to 16.0% for the same adjusted period last year.

Interest expense, net for the nine month period ended December 30, 2006 was $4.6 million, a decrease of $8.0 million, from $12.6 million for the same period last year.

Net income for the nine month period ended December 30, 2006 was $21.8 million compared to net income of $6.5 million for the same period last year.  Net income excluding the after tax impact of stock compensation expense, Nice facility consolidation expense, gain on the sale of the Nice building, disposal of fixed assets, loss on early extinguishment of debt, and the CDSOA payment, increased 85.7% to $23.4 million for the first nine months of fiscal 2007 compared to $12.6 million for the same adjusted period last year.

Gain on Sale of Nice Building

On December 18, 2006, the Company completed the final phase of the Nice Bearings consolidation plan with the sale of its facility located in Kulpsville, Pennsylvania.  The asset was sold for approximately $3.9 million and the Company realized a gain on the sale of approximately $0.8 million before taxes.

CDSOA Payment

On December 1, 2006, the Company received approximately $1.2 million in payments under the U.S. Continued Dumping and Subsidy Offset Act “CDSOA” for 2006.  The CDSOA distributes antidumping duties paid by overseas companies to qualified domestic firms hurt by unfair trade. This payment has been classified below Operating Income in “Other non-operating expense(income)” on the Consolidated Statements of Operations.

Consolidation of Tapered Bearing Manufacturing Facilities

In January 2007 the Company began the consolidation of its tapered bearing manufacturing capacity.  The Company plans to discontinue manufacturing tapered bearings in its Glasgow, Kentucky facility and consolidate the remaining manufacturing into other Company manufacturing facilities. The consolidation is anticipated to result in gross margin improvement for this product line from a negative to a positive result over the next 12 months.  This consolidation will result in a charge of approximately $5.0 million primarily in the fourth quarter of fiscal year 2007. Approximately $2.5 million of this charge will be a non-cash impairment of fixed assets.

Outlook

“As we look forward to the end of fiscal 2007, we remain focused on delivering profitable growth, and our emphasis on new product innovation and continuous process improvement will help us to deliver on both the top and bottom-line.  Our market position and engineering capabilities will allow us to expand our niche applications and effectively serve our strong customer base,” concluded Dr. Hartnett.

Based on current market conditions, the Company expects financial performance in its fourth quarter of fiscal 2007 to be as follows, excluding charges for the consolidation of the tapered bearing capacity:

•                  Net sales in the range of $78.0 - $80.0 million

•                  Operating income in the range of $13.5 - $14.5 million

Live Webcast

RBC Bearings Incorporated will host a webcast at 10:30 a.m. ET today to discuss the quarterly results.  To access the webcast, go to the investor relations portion of the Company’s web site, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 800-435-1261 (international callers dial 617-614-4076) and enter conference call ID # 36402806.  An audio replay of the call will be available from 12:30 p.m. ET on Thursday, February 8, until 11:59 p.m. ET on Thursday, February 22. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 15919744.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges.  These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance.  Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,850 people and operates 16 manufacturing facilities in three countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K on June 16, 2006.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

Ashton Partners
Lauren Murphy
617-275-8745
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005

Net sales	$76,544	$67,390	$225,023	$198,758
Cost of sales	52,001	47,029	153,468	139,134
Gross margin	24,543	20,361	71,555	59,624

Operating expenses:
Selling, general and administrative	10,762	9,203	30,999	32,325
Other, net	(552)	370	115	1,020
Total operating expenses	10,210	9,573	31,114	33,345

Operating income	14,333	10,788	40,441	26,279

Interest expense, net	1,225	2,978	4,590	12,582
Loss on early extinguishment of debt	—	—	3,576	3,771
Other non-operating expense(income)	(1,227)	—	(1,227)	—
Income before income taxes	14,335	7,810	33,502	9,926
Provision for income taxes	4,976	2,711	11,741	3,442
Net income	9,359	5,099	21,761	6,484

Preferred stock dividends	—	—	—	(893)
Participation rights of preferred stock in undistributed earnings	—	—	—	(630)
Net income available to common stockholders	$9,359	$5,099	$21,761	$4,961

Net income per common share:
Basic	$0.45	$0.31	$1.07	$0.43
Diluted	$0.44	$0.29	$1.03	$0.37

Weighted average common shares:
Basic	20,573,670	16,546,681	20,319,173	11,649,073
Diluted	21,439,491	17,676,227	21,149,868	13,307,181

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005

Reconciliation of Reported Operating Income to Adjusted Operating Income:
Reported operating income	$14,333	$10,788	$40,441	$26,279
Stock compensation expense	259	65	511	207
Non-recurring compensation expense	—	—	—	5,200
Management service fees	—	—	—	173
Nice facility consolidation expense	42	—	357	—
Gain on sale of Nice building	(797)	—	(797)	—
Disposal of fixed assets	5	—	121	30
Adjusted operating income	$13,842	$10,853	$40,633	$31,889

	Three Months Ended		Nine Months Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005

Reconciliation of Reported Net Income and Net Income Per Common Share to Adjusted Net Income and Adjusted Net Income Per Common Share:
Reported net income	$9,359	$5,099	$21,761	$6,484
Stock compensation expense	169	42	332	135
Non-recurring compensation expense	—	—	—	3,396
Management service fees	—	—	—	113
Nice facility consolidation expense	27	—	232	—
Gain on sale of Nice building	(520)	—	(518)	—
Disposal of fixed assets	3	—	79	20
Loss on early extinguishment of debt	—	—	2,324	2,462
CDSOA payment	(801)	—	(798)	—
Adjusted net income (1)	8,237	5,141	23,412	12,610

Preferred stock dividends	—	—	—	(893)
Participation rights of preferred stock in undistributed earnings	—	—	—	(630)
Adjusted net income available to common stockholders (1)	$8,237	$5,141	$23,412	$11,087

Adjusted net income per common share (1):
Basic	$0.40	$0.31	$1.15	$0.95
Diluted	$0.38	$0.29	$1.11	$0.83

Adjusted weighted average common shares:
Basic	20,573,670	16,546,681	20,319,173	11,649,073
Diluted	21,439,491	17,676,227	21,149,868	13,307,181

(1) Items were tax effected at the effective tax rate.

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005

Segment Data, Net External Sales:
Roller bearing segment	$21,348	$23,373	$68,945	$71,193
Plain bearing segment	37,166	28,501	104,250	82,078
Ball bearing segment	13,382	11,415	37,722	33,239
Other segment	4,648	4,101	14,106	12,248
	$76,544	$67,390	$225,023	$198,758

	Three Months Ended		Nine Months Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005

Selected Financial Data:
Depreciation and amortization	$2,583	$2,357	$7,531	$7,138

Cash provided by operating activities	$14,789	$9,896	$42,200	$13,164

Capital expenditures	$3,448	$1,913	$8,031	$7,772

Total debt			$72,681	$169,030

Cash on hand			$13,456	$10,312

Total debt minus cash on hand			$59,225	$158,718

Backlog			$178,087	$152,625